Exhibit 23.3

CONSENT OF USE OF NAME AND DATA

The undersigned hereby acknowledges in connection with the proposed initial public offering of the Common Stock of Acclarent, Inc. (“Acclarent”), Acclarent has obtained certain market and clinical data from Millennium Research Group (“MRG”), which Acclarent has included in its Registration Statement on Form S-1 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “SEC”) on or about June 5, 2008. MRG consented and MRG hereby consents to the use of MRG’s name and the inclusion of the information provided by MRG as set forth on Exhibit A (the “MRG Data”) in the Registration Statement. MRG hereby further consents to the use of MRG’s name and the inclusion of the MRG Data in all subsequent amendments to the Registration Statement filed with the SEC.

Dated:	May 30, 2008	MILLENNIUM RESEARCH GROUP

/s/ Derrick Navarro
(Signature)

Derrick Navarro
(Name)

Sales Manager
(Title)

Exhibit A

The Millennium Research Group expects that there will be approximately 2.9 million ENT surgical procedures performed in the United States in 2008. Approximately 500,000 of those procedures will be sinus surgeries.